Exhibit 10.1

INDUCEMENT AGREEMENT

THIS INDUCEMENT AGREEMENT, dated as of the 15th day of February, 2016, is hereby entered into by and among the DEVELOPMENT AUTHORITY OF BULLOCH COUNTY, a public body corporate and politic created pursuant to the laws of the State of Georgia (the “Development Authority”), the CITY OF STATESBORO, GEORGIA, a municipal corporation created and existing under the laws of the State of Georgia (the “City”), BULLOCH COUNTY, GEORGIA, a county created and existing under the laws of the State of Georgia (the “County”) and ASPEN AEROGELS, INC., a Delaware corporation (said corporation, together with its successors and assigns, hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company currently is considering acquiring, constructing and equipping a new project for the production of various insulation products on site located in the Gateway Industrial Park II (the “Industrial Park”) located in Bulloch County, Georgia (the “Project”); and

WHEREAS, the Company estimates that the total capital investment to be made in connection with the Project will be approximately $70,000,000 and that the Project will create a total of up to 106 jobs; and

WHEREAS, the Development Authority, the City and the County (collectively, the “Local Governmental Entities”) are desirous of inducing the Company to locate the Project in Bulloch County and believe that in assisting with the acquisition, construction and equipping of the Project they will promote and expand for the public good and welfare industry and trade in Bulloch County and its vicinity and will reduce unemployment to the greatest extent possible; and

WHEREAS, the Company is considering alternative sites for the Project located in other states and the economic incentives described herein are critical component to the Company’s decision whether to locate the Project in Bulloch County (the “County”).

NOW, THEREFORE, in order to induce the Company to undertake and locate the Project within the County, the Local Governmental Entities make the following agreements with the Company:

ARTICLE I

LEASE; PURCHASE OPTIONS

Section 1.01. Lease; Purchase Option. The Development Authority represents and warrants that it holds marketable, fee simple title to the property described on Exhibit A attached hereto containing approximately 43.2 acres (the “Project Site”) located in the

Industrial Park. The Development Authority agrees (i) at the request of the Company, to enter into an interim lease of the Project Site pursuant to an Interim Lease Agreement in which shall be in form and substance satisfactory to both parties (the “Interim Lease”) between the Development Authority, as lessor, and the Company, as lessee, and (ii) at the request of the Company, enter into a final lease agreement (the “Lease”) with respect to the Project Site and all improvements located thereon, as well as the machinery, equipment and other personal property installed therein or located thereon (the “Project”)between the Development Authority, as lessor, and the Company, as lessee. The Lease shall contain the provisions described on Exhibit C attached hereto and such other terms and provisions as may be acceptable to the Development Authority and the Company. The Development Authority further agrees that the Company shall have the right and option to (i) purchase the Project site during the period beginning on the date hereof and until the earlier of the third anniversary of the date hereof or the date of the execution and delivery of the Lease for a purchase price of $30,000 per acre (the “Project Site Purchase Option”) and (ii) to purchase the Project from the Development Authority following the expiration or sooner termination of the Lease for a purchase price of $10.00 (the “Purchase Option”). The Purchase Option shall either be incorporated in the Interim Lease and the Lease or set forth in a separate Purchase Option Agreement and the documents required to evidence the Project Site Purchase Option and the Purchase Option shall be recorded in the real estate records of the County.

Section 1.02. Environmental Representation. The Development Authority has had prepared, at its expense, an environmental assessment of the Project Site and has provided a report of that assessment to the Company. To the best of the Development Authority’s knowledge, no portion of the Project Site is affected by any hazardous waste or regulated substance.

Section 1.03. Expansion Property. The Development Authority agrees to enter into a separate purchase option with the Company relating to two parcels of land located adjacent to the Project Site which are described on Exhibit B attached hereto (the “Expansion Property”) and which shall grant to the Company the right or option to purchase all or any portion of such property under which the Company shall have the right or option to purchase said Expansion Property during the first three years following the date the Company receives a certificate of occupancy with respect to the Project (the “Option Period”) for a purchase price mutually agreed by the parties, but in any event no more than the appraised value of the property as determined by a certified appraisal thereof. Following the Option Period, the Development Authority agrees to notify the Company if any third party expresses an interest in acquiring one or both the Expansion Property parcels in order to give the Company an opportunity to discuss with the Development Authority the Company’s interest in acquiring such parcels. The purchase option shall be in form and substance reasonably satisfactory to the Company and the Development Authority and shall provide that upon the purchase by the Company of one of the Expansion Property parcels, such option to purchase and other obligations related to such Expansion Property shall terminate.

ARTICLE II

BOND FINANCING

Section 2.01. Issuance of Bonds. At the request of the Company, the Development Authority will issue its taxable revenue bonds in one or more series in a principal amount not presently anticipated to exceed $125,000,000 (the “Bonds”) with respect to the Project for the purpose of paying all or a portion of the costs of (i) acquiring, constructing and equipping the Project and (ii) issuing the Bonds. The Company is hereby authorized to commence the planning, design, acquisition, construction, equipping and carrying out of the proposed Project in advance of the issuance of the Bonds and the Company shall be reimbursed for all expenditures made for such purposes from the proceeds of the Bonds when the same are issued and delivered.

Section 2.02. Terms of Bonds. The terms of the Bonds (maturity schedule, interest rates, denominations, redemption provisions, etc.) will be determined by a bond purchase contract to be entered into among the Development Authority, the Company and the purchaser or purchasers of the Bonds, subject to the approval of the Company. At the request of the Company, the Bonds may be issued as “draw down” Bonds under which installment payments are to be made by the purchaser or purchasers thereof when and as needed to pay the costs of the Project.

Section 2.03. Trust Indenture; Security Deed. At the request of the Company, the Development Authority shall enter into a trust indenture with a corporate trustee to be named by the Company or to adopt a bond resolution, which sets forth the terms of the Bonds and the security therefore. If a trust indenture is utilized, the Development Authority will pledge its interest in the Lease and the rentals, revenues and receipts due thereunder to the corporate trustee for the benefit of the Bondholders, and the terms of such trust indenture shall be agreed upon by the Development Authority, the Company and said corporate trustee. In addition, at the request of the Company, the Development Authority shall convey any title which it may hold in and to the Project to said corporate trustee or directly to the holder(s) of the Bonds by a deed to secure debt, security agreement, assignment of leases and rents or any combination thereof for the benefit of the Bondholders.

Section 2.04. Appointment of Bond Counsel and Development Authority Counsel; Preparation of Documents. The parties hereto acknowledge and agree that Alston & Bird LLP shall serve as bond counsel (the “Bond Counsel”) and as counsel to the Company in connection with the issuance of the Bonds. Bond Counsel shall prepare the Lease, Option Agreement, the bond resolution, the trust indenture, if any, and any and all other documents with respect to the security for the bonds and the judicial validation thereof. The Development Authority has retained Steve Rushing to represent it in connection with the issuance of the Bonds and the transactions described herein. Counsel to the Development Authority shall be required to give a standard legal opinion at the closing of the issuance and sale of the Bonds which shall be in form and substance satisfactory to the Company and Bond Counsel. The Company agrees to pay the reasonable fees and expenses of counsel to the Development Authority at the closing of the issuance of the Bonds and the execution and delivery of the Lease (the “Closing Date”) not to exceed $20,000 and which may be paid, at the option of the Company, from the proceeds from the sale or transfer of the Bonds or separately from other Company funds.

ARTICLE III

TAX RELATED MATTERS

Section 3.01. Ad Valorem Taxation on Project and Inventory. The Development Authority hereby represents and warrants that it is exempt from property taxation and agrees to hold title to any and all real and personal property which is included in the Project. The Governmental Entities hereby represent and warrant that there exists a Level One Freeport in Bulloch County which exempts 100% of property taxation on (i) inventory of goods in the process of being manufactured or produced including raw materials and partly finished goods, (ii) inventory of finished goods manufactured or produced in Georgia held by the manufacturer or producer for a period not to exceed 12 months, and (iii) inventory of finished goods that are stored in a warehouse, dock, or wharf that are destined for shipment outside of Georgia for a period not to exceed 12 months.

Section 3.02. Usufruct Treatment and PILOT Payments. The parties hereto understand and agree that the interest of the Company in the Project is intended and shall be treated as a usufruct and that as such the Company shall not be subject to ad valorem property taxation on the property titled in the name of the Development Authority and leased to the Company pursuant to the Interim Lease and the Lease. However, the Company shall agree to make payments-in-lieu-of property taxes (“PILOT Payments”) and Community Recovery Payments in accordance with the PILOT Agreement attached hereto as Exhibit E. The Local Governmental Entities shall enter into the PILOT Agreement when requested by the Company on or prior to the Closing Date.

Section 3.02. Jobs Tax Credit. The Development Authority hereby represents and warrants that Bulloch County is a Tier 1 County, and that qualifying business enterprises located within Bulloch County are eligible for a job tax credit equal to $4,000 for each new full-time employee per year for five consecutive years and that the Company may elect to apply up to $3,500 of that amount to reduce the Company’s payroll withholding tax.

Section 3.03. Sales Tax Exemption.

(a) The Development Authority hereby acknowledges the applicability of the exemption from State of Georgia sales and use tax for manufacturing and production equipment, primary material handling equipment and computer hardware and software which qualifies for such exemption under applicable law and, at the request of the Company, agrees to assist the Company in order to obtain any such exemption.

(b) It is the understanding and intent of the parties that the Development Authority’s acquisition of title to the Project shall be solely for the purpose of leasing the same to the Company pursuant to the terms of the Lease. It is further the understanding and intent of the parties that, for purposes of the sales and use taxes imposed by Chapter 8 of Title 48 of the Official Code of Georgia Annotated, the conveyance to the Development Authority of title to the Project, the lease of the Project to the Company and any purchase of the Project or any portion thereof by the Company as contemplated under the Lease shall not be deemed taxable transactions for sales and use tax purposes in accordance with the holding in Footpress Corporation v. Strickland, 242 Ga. 686, S.E.2d 278 (1978). If requested by the Company, the Development Authority agrees to join with the Company in submitting a ruling request to the Georgia Department of Revenue in order to confirm such sales and use tax treatment.

ARTICLE IV

UTILITIES; RAIL LINE EXTENSION

Section 4.01. Water, Sewer and Natural Gas Rates. The City agrees to charge the Company for water and sewer services the rates, fees, tolls and charges applied to industrial customers of the City located in the unincorporated areas of the County. The City agrees to charge the Company for natural gas services the rates, fees, tolls and charges applicable to the Company’s natural gas classification for rates, fees, tolls and charges. The City further agrees to waive all water, sewer and gas tap fees and related meter vaults otherwise payable with respect to the connection of water, sewer and gas to the Project.

Section 4.02. Infrastructure Requirements. The following infrastructure improvements shall be provided to the Company in connection with the Project at no cost to the Company.

(a) Earthwork Projects. The County agrees to provide sufficient labor and earth moving equipment, at its own expense, to provide earthwork activities with a value of $195,000 to (i) prepare the Project Site for any storm water detention ponds to be constructed on the Project Site as designated and specified by the Company pursuant to a site map provided by the Company to the Development Authority and the City, (ii) prepare the foundation for construction of the railroad spur, and (iii) provide erosion/sediment control procedures at the Project Site while County forces are present and working on the Project Site. Upon receipt by the County of the location and specification for any of the foregoing earthwork projects and written direction from the Company to proceed with such earthwork project, the County shall diligently proceed to commence such earthwork project and to use its best efforts to progress with such earthwork project within the required period for such work as may be required to accommodate the overall Project construction schedule. The parties hereto agree that the County’s financial obligation to construct all of the foregoing earthwork projects shall be limited to $195,000 and that County forces shall not provide any additional work on the earthwork projects beyond that amount. The costs of the earthwork projects shall be calculated based on the amount of cubic yards of soil required to be moved in connection therewith priced at $5.00 per cubic yard. If any of the earthwork projects are incomplete when County forces have provided work valued at $195,000, it shall be the Company’s responsibility to complete the projects at the Company’s expense through some means other than use of County forces

(b) Utility Extensions. The City agrees to design, construct and extend all (i) offsite water and sanitary sewer and natural gas utilities and (ii) to construct and extend all water, sanitary sewer and natural gas utilities to the location on the Project Site which shall be designated by the Company pursuant to a site map provided by the Company to the Development Authority and the City (the “Utility Extensions”). Said utilities shall have the respective capacities and features described on Exhibit D attached hereto. Upon receipt by the City of the desired location for the extension of the on-site utilities and direction from the Company to proceed with such the extensions, the City shall diligently proceed to commence such utility extensions and to use its best efforts to complete such utility extensions within the period as may be required to accommodate the overall Project construction schedule.

The site preparation and utility extensions described in subparagraphs (a) and (b) above (collectively, the “Infrastructure Improvements”) shall be designed and constructed in compliance with all applicable federal state and local laws and regulations. The plans and specifications for such Infrastructure Improvements shall be submitted as soon as practicable to the Company for the Company’s review and approval. The Local Governmental Entities agree to use their best efforts to obtain in a timely manner any and all easements, rights-of-way and property, through condemnation or otherwise, which may be necessary or desirable in order to complete the Infrastructure Improvements as and when required under this Section 4.02.

Section 4.03. Construction of Pretreatment Plant. The parties hereto acknowledge that it is contemplated that the Company will construct a wastewater pretreatment plant on the Project Site and a sampling station capable of building a flow based composite sample for daily testing. It is understood that an industrial pretreatment permit will be required for such construction and will include limits on biological, chemical and metals concentrations as well as a maximum daily flow which shall be reasonable based on the related treatment plant capacity and requirements and will provide for commercially reasonable testing and reporting schedules and commercially reasonable non-exclusive remedies for violations of the terms of the pretreatment permit. The City agrees that it and its engineering firm will coordinate on a timely basis with the Company and its advisors in connection with the design and construction of such pretreatment plant and that the Company will be permitted to extend payment of the Aid to Construction (“ATC”) fee with respect to the City’s wastewater treatment plant for 24 months.

Section 4.04. Rail Line Extension. The County agrees to promptly apply for, and use its best efforts to obtain, a federal Employment Incentive Program (“EIP”) grant in the amount of $480,000 in order to construct a rail spur from the main Norfolk and Southern to the Project Site (the “Rail Spur”) at a location designated by the Company and to obtain or assist the Company to obtain all necessary permits, approvals, easements, licenses or rights-of-way reasonably necessary or desirable to complete and permit the Company to use the Rail Spur. The Development Authority shall pay for administrative costs of the grant. The Company shall be responsible for paying any costs relating to the construction of the Rail Spur in excess of available grant funds. The construction of the Rail Spur as described herein must be finally completed not later than a date required by the Company in order to accommodate its construction schedule; provided, however, the completion date must reasonable in light of when applicable approvals by the railroad or any other third parties may be obtained.

Section 4.05. Building and Land Disturbance Permit Fee Waivers. The County agrees to waive any and all building, land use and land disturbance fees required in connection with the construction of the Project, the Infrastructure Improvements and the Rail Spur.

ARTICLE V

STATE GRANT; EMPLOYEE TRAINING

Section 5.01. State Grant. The parties hereto acknowledge that the State of Georgia (the “State”) has agreed to provide a grant to the Development Authority in the amount of $250,000 to be applied against the costs of site and infrastructure improvements to be incurred by the Company in connection with the construction of the Project (the “State Grant”). The Development Authority agrees to promptly take any and all actions required in order to obtain the State Grant, including, without limitation, preparing and filing an application for the State Grant and all other documents as may be requested by the Department of Economic Development and the Department of Community Affairs in order to be able to obtain and provide to the Company the amount of the State Grant with a target date of December 31, 2016.

Section 5.02. Employee Training. The Development Authority hereby agrees to assist the Company to obtain from the State of Georgia’s “Quick Start Program”, administered by the Georgia Department of Technical and Adult Education (“GDTAE”), a written commitment to (i) design a training program or programs specifically suited for the particular jobs to be created at the Project, (iii) advertise for and interview prospective employees and (iv) conduct training programs for the Company’s employees, all at no cost to the Company. In addition, the Development Authority agrees to provide up to $20,000 of additional private training for Company employees through the Ogeechee Technical College which is specifically suited for employees to be designated by the Company.

ARTICLE VI

LOCAL PERMITS; ONE STOP PERMITTING; TEMPORARY OFFICES

Section 6.01. Permits. Each of the Local Governmental Entities hereby agrees to cooperate with and to use its best efforts to assist the Company in order to obtain in a timely fashion all building permits, licenses, variances, special use permits, site plan and other approvals that the Development Authority or the Company deem to be necessary or desirable in connection with the construction and operation of the Project, including, without limitation, any such permits pertaining to buildings or other improvements, occupancy, signage, curb cuts, driveways (including ingress and egress to public thoroughfares), parking and environmental controls (herein collectively referred to as the “Permits”).

Section 6.02. One-Stop Permitting. The Local Governmental Entities hereby agree designate a single point of contact to assist the Company to obtain any and all Permits. In this regard, the Development Authority acknowledges that the Company or its agents are authorized to purchase equipment and obtain permits and licenses in order to acquire, construct, install and equip the Project.

Section 6.03. Temporary Office Space. Upon request of the Company, the Development Authority agrees to provide the Company and its employees and agents office space for use in connection with the design, construction and equipping of the Project (the “Temporary Office Space”); provided that the total cost to the Development Authority to provide such Temporary Office Space shall not exceed $24,000. Such Temporary Office Space shall be within 4 miles of the Project Site, shall have a meeting room of sufficient size to accommodate meetings of at least 10 people, and shall have at least two hard walled offices and six work cubicles. The Temporary Office Space shall be equipped with phone and internet connections.

ARTICLE VII

JOBS AND INVESTMENT GOALS

Section 7.01 Inducement. If the Company agrees to locate the Project at the Project Site, nothing herein contained shall obligate the Company to make any particular level of investment or create any particular level of jobs. Rather, the Company’s responsibilities regarding such matters shall be governed exclusively by a separate PILOT Agreement in the form attached hereto as Exhibit E. The Company’s agreement to locate the Project at the Project Site is based, in part, on the incentives being offered by the Local Government Entities as described herein. Such incentives are being offered to induce the Company to locate the Project at the Project Site, with attendant job creation and investment on the part of the Company, all of which constitutes valuable, non-cash consideration to the Local Government Entities and the citizens of the City, of the County and of the State. The Parties acknowledge that the incentives provided for in this Agreement serve a public purpose through the job creation and investment generation represented by the Project. The Parties further acknowledge that the cost/benefit requirements applicable to the Local Government Entities in the course of providing such incentives dictate that some measure of recovery must be applied in the event that the anticipated jobs and investment do not for any reason fully materialize.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Performance of Agreements by Company. The Local Governmental Entities hereby acknowledges and agree that, if any of the Local Governmental Entities shall default in any of its covenants hereunder, including without limitation the provision of the Infrastructure Improvements or the Rail Spur as, when and where required hereunder, the Company shall have the right (but not the obligation) to undertake and perform such covenant or work on behalf of the Local Governmental Entity involved and all funds advanced or costs incurred by the Company in connection therewith shall be deemed an obligation of the defaulting Local Governmental Entity and that Local Governmental Entity agrees to pay upon demand with interest calculated at the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by the Company, the “Prime Rate” shall mean the announced prime rate of interest of Bank of America, N.A..

Section 8.02. Representations and Warranties. The representations and warranties in this Inducement Agreement shall survive the execution and delivery of this Inducement Agreement and the consummation of the transactions contemplated by this Inducement Agreement.

Section 8.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

Section 8.04. No Personal Liability. It is understood and agreed that no present or future member, director, commissioner, officer or employee of any of the Local Governmental Entities shall be liable hereunder or under the Lease or any other agreement executed in connection herewith.

Section 8.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

Section 8.06. Amendments. This Agreement may only be amended in a writing executed by all of the parties hereto.

Section 8.07. Assignment. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the others, except that the rights, benefits and obligations of the Company under this Agreement may be transferred and assigned by the Company, in whole or in part, to any one or more individuals, corporations, partnerships (general or limited), joint ventures, or other entities which propose to acquire the Project in whole or in part, with the same effect as if such individuals, corporations, partnership, joint ventures, or other entities were named as the Company in this Agreement. Unless otherwise agreed in writing by the Authority, the assignment of the Company’s rights shall not release the Company from its obligations for costs and indemnification accruing prior to the date of such assignment, but shall release the Company from any further obligations or liabilities under this Agreement, provided the assignee of Company has assumed all of the Company’s obligations hereunder in writing. Notwithstanding the foregoing, the Company’s rights under this Agreement shall be deemed to have been assigned automatically and without the necessity of any further actions or consents to any assignee of the Lease in accordance with the terms of the Lease and any release of the Company from its obligations under the Lease will likewise release, and to the same extent, release the Company from its obligations hereunder to the extent such obligations are assumed in writing by such assignee.

Section 8.08. Binding Effect; Third- Party Beneficiaries. This Agreement shall inure to the exclusive benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Nothing expressed or mentioned herein is intended or shall be construed to give any person other than the parties hereto and their permitted assigns any legal or equitable rights, remedies or claims under or with respect to any covenants, conditions or provisions herein contained.

Section 8.09. Confidentiality. The Local Governmental Entities understand the importance to the Company of keeping matters relating to the Project and this Agreement strictly confidential until such matters are publicized with the consent of the Company. Accordingly, each of the Local Governmental Entities hereto agrees to treat, and cause their respective officers, directors, employees and agents to treat, as strictly confidential to the fullest extent permitted by law, the contents of this Agreement and all information provided with respect to the Project, including, without limitation, the location, size, type and ownership or operation of the Project. If a Local Governmental Entity is requested to provide a copy of this Agreement or other documents with respect to the transactions described herein and such Local Governmental Entity determines that it would be compelled to do so under applicable law, such Local Governmental Entity shall give the Company not less than two days prior notice before releasing any such documentation. The Local Governmental Entities further agree to fully corporate and coordinate with the Company in connection with all press releases and other notices or publications concerning the Project and this Agreement proposed to be made by any Local Governmental Entity which shall in each instance be approved by the Company in advance.

Section 8.10. Entire Agreement. Other than the Confidential and Proprietary Information Non-Disclosure Agreement dated December 16, 2014 between Company and the Authority, this Agreement constitutes and represents the entire agreement and understanding between the parties hereto in reference to all matters referred to herein and all previous discussions and promises, representations and understandings relative thereto, if any, between the parties hereto, the same being merged.

Section 8.11. Force Majeure. No party hereto shall be liable for any failure or delay in performance if caused, in whole or in part, by any circumstance or events beyond the reasonable control of such party, including, without limitation, fire; flood; earthquake; acts of God; strikes, boycotts, riots or civil disorders; declared or undeclared wars; casualty; delays in obtaining governmental permits; compliance with government orders; acts of civil or military authority; accidents; industrial disturbances; interruptions of transportation facilities or delays in transit; delays, curtailment or shortages of construction, production, manufacturing or other materials, equipment, raw materials or supplies; failure of any party hereunder to perform, or any delays in the performance of, any commitment to such other party relating to the performance of its obligations; or any other cause, whether similar or dissimilar to the foregoing causes (including, without limitation, general, macro or special economic circumstances that adversely affects net revenues or sales volumes), beyond the reasonable control of such party. In the event of any such contingency, the affected party shall notify the other parties of the contingency within a reasonable period of time and shall make commercially reasonable efforts promptly to remove the contingency such that performance may be resumed; provided, however, no party shall be obligated to settle any labor dispute. If as a result of the occurrence of any such contingency, such party’s performance hereunder cannot be completed within the original period for performance, the period for performance shall be extended for a period of time equal to the duration of such contingency and a reasonable period thereafter to allow for completion of performance without prejudice to any of the other rights of such party under this Agreement.

Section 8.12. Termination. So long as none of the Local Governmental Entities is in default of its obligations hereunder, the Development Authority may terminate this Agreement by written notice to the Company if the construction of the Project has not been commenced prior to the third anniversary of the date of this Agreement, or construction of the Project has not been completed prior to the fifth anniversary of the commencement of construction of the Project. So long as the Company is not in default of its obligations hereunder, it may terminate this Agreement at any time by written notice to the Development Authority.

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IN WITNESS WHEREOF, the parties hereto have executed this Inducement Agreement as of the date first above written.

DEVELOPMENT AUTHORITY OF BULLOCH COUNTY

[SEAL]

	By:	/s/ L. Bruce Yawn
	Name:	L. Bruce Yawn
	Title:	Chair

[Signature Page – Inducement Agreement]

CITY OF STATESBORO, GEORGIA

[SEAL]

	By:	/s/ J. Garret Nevil
	Name:	J. Garret Nevil
	Title:	Chairman

[Signature Page – Inducement Agreement]

BULLOCH COUNTY, GEORGIA

[SEAL]

	By:	/s/ Jan J. Moore
	Name:	Jan J. Moore
	Title:	Mayor

[Signature Page – Inducement Agreement]

ASPEN AEROGELS, INC.

[SEAL]

	By:	/s/ John F. Fairbanks
	Name:	John F. Fairbanks
	Title:	Chief Financial Officer

[Signature Page – Inducement Agreement]

EXHIBIT A

DESCRIPTION OF PROJECT SITE

Riggs Rail Site; Subject property is located in Gateway Industrial Park II and is off of U.S. Highway 301 South (4 lane) and 6 miles from Interstate 16, in Statesboro, Bulloch County, Georgia.

Also described as:

All that parcel of land lying and being in the 1209th G.M.D., Bulloch County, Georgia containing 43.2 acres and being more particularly described as follows:

BEGINNING at a point located at the intersection of the northwestern right-of-way of the Norfolk Southern Railroad and the northeastern right-of-way of A.J. Riggs Road; THENCE along the right-of-way of A.J. Riggs Road clockwise along the arc of a curve (Radius = 22501.538’) which subtends a chord of N 38°35’07” W a length of 137.83’ to a point; THENCE along the right-of-way of A.J. Riggs Road N 38°24’37” W a distance of 307.42’ to a point; THENCE along the right-of-way of A.J. Riggs Road N 51°35’24” E a distance of 10.00’ to a point; THENCE along the right-of-way of A.J. Riggs Road N 38°24’36” W a distance of 143.16’ to a point; THENCE along the right-of-way of A.J. Riggs Road counterclockwise on the arc of a curve (Radius = 4002.728’) which subtends a chord of N 39°48’28” W a length of 195.36’ to a point; THENCE along the right-of-way of A.J. Riggs Road N 41°16’53” W a distance of 147.85’ to a point; THENCE along the right-of-way of A.J. Riggs Road clockwise on the arc of a curve (Radius = 5610.466’) which subtends a chord of N 40°25’20” W a distance of 161.70’ to a point at the southern end of a right-of-way miter with Gateway Boulevard ; THENCE along said right-of-way miter N 06°39’23” E a distance of 68.83’ to a point; THENCE along the southeastern right-of-way of Gateway Boulevard N 51°39’32” E a distance of 2224.97’ to point in the run of a branch; THENCE along the run of said branch which meanders along a traverse line of S 38°34’13” E a distance of 67.66’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 32°08’50” E a distance of 146.44’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 09°54’32” E a distance of 119.41’; THENCE along the run of said branch which meanders along a traverse line of S 15°59’45” E a distance of 149.31’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 39°59’11” W a distance of 112.20’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 74°53’31” W a distance of 191.36’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 17°19’47” W a distance of 121.60’ to a point; THENCE along the run of said branch which meanders along a traverse line of S 02°28’57” E a distance of 89.85’ to a point; THENCE S 41°16’36” E a distance of 340.59’ to a point on the northwestern right-of-way of the Norfolk Southern Railroad; THENCE along said right-of-way S 48°40’09” W a distance of 687.09’ to a point; THENCE along said right-of-way counterclockwise on the arc of a curve (Radius = 2899.778’) which subtends a chord of S 41°54’35” W a length of 683.12’; THENCE along said right-of-way S 35°08’43” W a distance of 369.39’ to the POINT OF BEGINNING.

Said parcel bound as follows:

NORTHWEST by Gateway Boulevard.

NORTHEAST by the Development Authority of Bulloch County and Barney L. Allen, Jr.

SOUTHEAST by the northwest right-of-way of Norfolk Southern Railroad.

SOUTHWEST by the northeast right-of-way of A. J. Riggs Road.

EXHIBIT B

DESCRIPTION OF EXPANSION PROPERTY

Parcel One

All that certain parcel of land located in the 1209th G.M.D., Bulloch County, Georgia containing

29.05 acres:

COMMENCING at an iron pipe on the 90 degree bend of the right-of-way of Zell Miller Parkway, at the northwest corner of the property of Viracon of Georgia, Inc.; THENCE South 22°58’02” West for a distance of 140.36 feet to a one-half inch capped rebar (1/2” CRB) on the western right-of-way of Zell Miller Parkway (80’ R/W); THENCE along the western right-of-way of Zell Miller Parkway South 11°47’24” East a distance of 394.71’ to a point which is the POINT OF BEGINNING.

BEGINNING at said point; THENCE along the western right-of-way of Zell Miller Parkway South 11°47’24” East a distance of 633.51’ to a point; THENCE along the western right-of-way of Zell Miller Parkway clockwise on the arc of a curve (Radius 1787.058’) which subtends a chord of South 06°53’33” East a distance of 305.12’ to a point; THENCE North 89°57’37” West a distance of 840.00’ to a point; THENCE North 89°57’37” West a distance of 795.04’ to a point; THENCE North 42°13’46” East a distance of 231.89’ to a point; THENCE North 24°32’00” East a distance of 218.94’ to a point; THENCE North 18°54’38” West a distance of 261.71’ to a point; THENCE

North 27°18’16” East a distance of 343.66’ to a point; THENCE South 89°54’17” East a distance of 1149.39’ to a point which is POINT OF BEGINNING.

Parcel Two

ALL that certain parcel of land located in the 1209th G.M.D., Bulloch County, Georgia and being more particularly described as follows:

COMMENCING at a point located at the intersection of southwestern right-of-way of J.C. Cannady Road and the northwestern right-of-way of the Norfolk Southern Railroad; THENCE counterclockwise along the southwestern right-of-way of J.C. Cannady Road on the arc of a curve (Radius = 1157.12’) which subtends a chord of North 39°09’34” West a distance of 85.43’ to a point; THENCE counterclockwise along the right-of-way of J.C. Cannady Road on the arc of a curve (Radius = 1157.12’) which subtends a chord of North 43°52’53” West a distance of 105.94’; THENCE along the right-of-way of J.C. Cannady Road North 46°30’57” West a distance of 140.83’ to a point which is the POINT OF BEGINNING.

BEGINNING at said point; THENCE North 42°42’19” West a distance of 1044.43’ to a point; THENCE North 41°56’30” West a distance of 1044.43’ to a point; THENCE South 89°53’38” East a distance of 1177.67’ to a point; THENCE South32°33’38” East a distance of 377.83’ to a point; THENCE South 24°46’22” West a distance of 333.40’ to a point; THENCE South 67°51’40” East a distance of 784.66’ to a point; THENCE South 32°04’21” West a distance of 84.98’ to a point; THENCE South 32°08’51” West a distance of 125.07’ to a point; THENCE South 32°07’47” West a distance of 126.98’ to a point; THENCE South 32°08’05” West a distance of 22.94’ to a point; THENCE South 32°05’47” West a distance of 76.73’ to a point; THENCE 32°04’37” West a distance of 68.08’ to a point; THENCE South 32°09’08” West a distance of 32.22’ to a point; THENCE South 32°07’05” West a distance of 117.97’ to a point; THENCE South 32°08’47” West a distance of 120.48’ to a point on the northeastern right-of-way of J.C. Cannady Road; THENCE along the right-of-way of J.C. Cannady Road North 46°30’57” West a distance of 130.00’ to a point; THENCE along the right-of-way of J.C. Cannady Road South 43°29’03” West a distance of 80.00’ to a point which is the POINT OF BEGINNING.

Said parcel contains 30.00 acres.

EXHIBIT C

DESCRIPTION OF LEASE AGREEMENT

The Lease Agreement (the “Lease”) between the Development Authority and the Company shall include the following general provisions:

1. Term. The basic term of the Lease will commence as of its date of execution and expire day before the fifth (5th) anniversary of the commencement date, subject to renewals thereafter at the option of the Company; provided, however, in no event shall the basic term of the Lease extend beyond the thirty-first (31st) day of December of the tenth (10th) year following the year in which the Project was completed and available for occupancy (the “Lease Term”), or upon earlier termination as provided therein.

2. Rent. The amounts payable under the Lease as rent will be paid directly to the Bondholders or to a corporate trustee to be selected by the Company for the benefit of the Bondholders, as the case may be, at such times and in such amounts as shall be timely and sufficient to pay the principal of, premium, if any, and interest on the Bonds as the same shall become due and payable. The obligation of the Company to make all payments required under the Lease shall be absolute and unconditional after the delivery of the Bonds.

3. Net Lease. The Lease shall be deemed a “net lease” and the Company will pay all customary assessments or utility charges which may be lawfully levied, assessed or charged upon the Company or the Project or the payments derived from the Lease if failure to pay would result in a lien or charge upon the Project or the revenues of the Development Authority therefrom.

4. Bond Proceeds. The proceeds from the sale of the Bonds shall be used to finance the Project in accordance with the requirements of the Lease. To the extent moneys representing bond proceeds are held in any fund or account pending their disbursement to pay acquisition, construction or equipping costs, such moneys may be invested in obligations which represent legal investments for bond proceeds of the Development Authority.

5. Maintenance; Repair; Modifications. The Company shall agree to keep the Project in reasonably safe condition as its operations shall permit and to keep the Project in good repair and in good operating condition as is consistent with its normal operating policies. The Company shall be permitted to make additions, modifications and improvements to the Project so long as the Project shall continue to be a project which may be financed by the Development Authority under applicable law.

6. Equipment. The Company shall be permitted in its sole discretion to replace, substitute, dispose of or transfer obsolete, worn-out, unsuitable or unwanted machinery, equipment and related personal property included in the Project. At the request of the Company, the Development Authority shall execute and deliver any and all bills of sale, releases or other documents which may be required in connection with any such replacement, substitution, disposition or transfer. All equipment so substituted shall be transferred to the Development Authority and included under the Lease.

7. Insurance. The Company shall keep the Project insured against loss, damage or perils, and will carry public liability insurance covering personal injury, death or property damage with respect to the Project, consistent with its normal operating policies, but the Company may at any time elect to be self-insured.

8. Compliance with Laws. The Company will agree to endeavor to construct, occupy and maintain the Project in accordance with all applicable federal, state, county and municipal laws, ordinances, rules and regulations, including, without limitation, all environmental laws; provided, however, the Company shall be permitted to contest in good faith, at its expense and in its name or in the name of the Development Authority, the validity or application of any such laws, ordinances, rules or regulations.

9. Limited Obligations of the Development Authority. The Lease shall provide that in the performance of the agreements contained therein on the part of the Development Authority, any obligation it may incur for the payment of money shall not be a general debt on its part or of the City, the County or the State of Georgia, but shall be payable solely from the payments received under the Lease or from bond proceeds and, under certain circumstances, insurance proceeds and condemnation awards.

10. Indemnification. The Lease shall contain agreements providing for the indemnification of the Development Authority and the individual directors, officers, agents and employees thereof for all expenses incurred by them and for any claim of loss suffered or damage to property or any injury or death by any person incurred in connection with the planning, design, acquisition, construction, equipping, installation, financing and carrying out of the Project or the operation of the Project, including but not limited to violations of state or federal environmental laws, except any loss resulting from the negligence, willful misconduct or bad faith of such indemnified parties.

11. Termination. The Company shall have the option exercisable at any time to terminate the Lease provided that it shall have paid (or caused the same to have been paid) the outstanding principal amount of the Bonds and all accrued and unpaid interest thereon.

12, Subordination of Fee. Under the Lease, if requested by the Company the Development Authority shall subordinate its interest in the Project to any loans to the Company that are secured by the Project, so long as the liability of the Development Authority shall be absolutely limited to its interest in the Project.

EXHIBIT D

UTILITY REQUIREMENTS

1.	Water – The main water line shall be a six inch PVC portable water main with a six inch water meter and reduced pressure zone backflow assembly, together with a ten inch double check valve. Said water lines shall be extended to a maximum of 390 feet or to within five feet of the proposed building, whichever is less. There shall also be included a maximum of 50 feet of two inch PVC irrigation main with a two inch meter and backflow preventer.

2.	Sewer – The sewer line shall be an eight inch pipe and shall be extended a maximum of 750 feet or to within five feet of the proposed building, whichever is less.

3.	Natural Gas – The gas main shall be of a sufficient size and pressure required by the Company and shall be extended to a maximum of 390 feet or to within five feet of the proposed building, whichever is less.

EXHIBIT E

PILOT AGREEMENT